May 26, 2006

Mr. Dan Chard

Re: Terms of Employment

Dear Dan:

        This letter shall confirm our understanding with respect to your new position and terms of engagement.

        Your base salary will be increased to $300,000. This increase will be made retroactive to February 13, 2006, the date you agreed to accept this new position. The base salary will be increased by $25,000 in February 2007 and by another $25,000 in February 2008.

        You will participate in the executive incentive bonus at the same level as other executive vice president members of the executive committee. For 2006, your bonus will be equal to the greater of (a) the amount you would have earned if you had remained President, Nu Skin Europe under the terms of the bonus plan you were participating in at the time you accepted this position, and (b) the amount of the corporate bonus you would be entitled to under the executive bonus plan applicable to executive vice president members of the executive committee as described above. Upon execution of this letter, you will be paid the $60,000 European bonus payable to you per the foregoing terms of this letter.

        Upon your execution of this letter, you will be granted a stock option for 100,000 shares at an exercise price equal to the closing price of our Class A Common Stock. The options shall vest as follows:

12,500	February 13, 2007
12,500	February 13, 2008
12,500	February 13, 2009
12,500	February 13, 2010
50,000	February 13, 2011

        You will also receive annual equity incentives on the same terms as other executive vice president members of the executive committee (currently 35,000 options). The terms of the options will contain a change in control provision that would provide for acceleration of vesting in the event you are terminated following a change in control on the terms generally provided to other executive vice president members of the executive committee, or in the event the options are not assumed, or equivalent replacement options issued, by the successor corporation.

        In the event your employment is terminated by the company other than for cause, the Company will make a severance payment to you in an amount equal to 1.5 times your then current base salary.

        In addition, the Company will reimburse you for any taxes associate with moving your grand piano from Germany to Utah.

        Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company your are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

        Your employment shall be on an at-will basis and nothing in this shall letter confer any right to continue in the employment or service of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company, which rights are hereby expressly reserved, to terminate your employment or service at any time for any reason.

Sincerely yours,

Truman Hunt
Chief Executive Officer

Agreed to this 1st day of June 2006

/s/ Daniel Chard
Daniel Chard